Exhibit 99

CACI Reports Record Results for Its Fiscal 2012 Second Quarter and Raises Fiscal 2012 Guidance

Pro forma diluted EPS increased 41.4 percent

Pro forma net income increased 24.8 percent

Pro forma operating income increased 26.8 percent

Revenue increased 12.2 percent; organic revenue increased 8.9 percent

ARLINGTON, Va.--(BUSINESS WIRE)--February 1, 2012--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2011.

Second Quarter Results

The following table summarizes results computed in accordance with Generally Accepted Accounting Principles (GAAP).

(in millions except per share data)	Q2, FY12	Q2, FY11	% Change
Revenue	$973.2	$867.3	12.2%
Operating income	$74.7	$59.4	25.7%
Net income attributable to CACI	$41.1	$33.2	23.5%
Diluted earnings per share	$1.51	$1.08	40.0%

We are pleased to report record second quarter Fiscal Year 2012 (FY12) revenue of $973.2 million, an increase of 12.2 percent from the second quarter of Fiscal Year 2011 (FY11). The revenue increase was driven primarily by higher volumes of intelligence, surveillance and reconnaissance; business systems and cyber-related work.

Pro Forma Second Quarter Results

During the year ended June 30, 2010, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represent potential additional purchase consideration based on the acquired company’s performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. There were no earn-out adjustments in the second quarter of FY12. In the second quarter of FY11, the liabilities decreased, and operating income increased by $0.5 million. To provide a comparison of our results excluding the FY11 earn-out adjustment, pro forma results for the second quarter of FY11 are shown below.

(in millions except per share data)	Q2, FY12	Q2, FY11	% Change
Revenue	$973.2	$867.3	12.2%
Pro forma operating income, a non-GAAP measure	$74.7	$58.9	26.8%
Pro forma net income attributable to CACI, a non-GAAP measure	$41.1	$32.9	24.8%
Pro forma diluted earnings per share, a non-GAAP measure	$1.51	$1.06	41.4%

Pro forma operating income grew 26.8 percent over the prior year period to $74.7 million, driven by strong growth of 11.8 percent in direct labor and strong performance on a fixed price contract for which work is nearing completion. Pro forma net income attributable to CACI for the second quarter of FY12 was a record $41.1 million, or $1.51 pro forma diluted earnings per share, an increase of 41.4 percent over pro forma net income attributable to CACI of $32.9 million, or $1.06 pro forma diluted earnings per share, for the same period in FY11. Net cash provided by operations in the quarter was $29.2 million. (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

CEO Commentary and Outlook

Paul Cofoni, CACI’s President and CEO, said, “Our record second quarter performance confirms CACI’s strategy to align our solutions with the government’s highest priorities in defense, intelligence, homeland security, and government transformation. For years, we have invested in our capabilities and client relationships, and positioned our company in the growth areas of cyberspace, counterterrorism, and intelligence, surveillance, and reconnaissance (ISR) that are emphasized in the Department of Defense’s recently released strategic guidance and proposed five-year defense budget. With record results in revenue, operating income, net income, and EPS, we continue to deliver on our financial goals of mid- to high-single-digit organic revenue growth, double-digit earnings growth, and strong cash flow.

“CACI’s ISR and government transformation drove our second quarter revenue growth. Our ISR solutions are in demand to support DoD’s stated priorities for innovative and advanced technologies to counter asymmetric and global threats and build a modern force for the 21st century. We also believe our ongoing support for the U.S. Special Operations Command will grow as DoD increasingly turns to these forces for worldwide operations. In addition, we recorded an approximately 20 percent growth in our federal civilian business over our FY11 second quarter, as clients continue to seek CACI’s solutions in government transformation, cyberspace, and healthcare IT.”

Mr. Cofoni continued, “CACI’s consistent track record of performance, operational excellence, culture of teamwork, and strong growth prospects are attracting talented professionals to our top management team. We welcomed Krisstie Kondrotis as Executive Vice President of Business Development and Dr. Lani Kass as Corporate Strategic Advisor. They both bring exceptional skill and experience to our company.

“CACI’s leadership team has, for many years, focused on continually aligning our growth strategy and evolving our innovative solutions to meet our clients’ critical needs. We manage all our projects for operational excellence that sustains client satisfaction and drives our high recompete win rate. Our contract awards and contract funding orders continue to be strong, and through the first six months of this fiscal year, the estimated value of our contract awards is almost equal to all of our fiscal year 2011 awards.

“Our strong operational performance in the second quarter gives us the confidence to again raise our guidance for Fiscal Year 2012 as we continue to set the foundation for future growth.”

Additional Financial Metrics

(in millions except per share data)	Q2, FY12	Q2, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$89.5	$73.1	22.4%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$2.00	$1.48	34.5%
Days sales outstanding	61	58

Second Quarter Contract Funding Orders and Awards

Subsequent to our Second Quarter Fiscal 2011 (Q2, FY11) earnings release, we made two significant adjustments to the estimated value of awards we received. As previously disclosed in our Third Quarter Fiscal 2011 earnings release of May 4, 2011, we decreased the estimated value of our FY11 awards by $450 million due to the sustainment of the protest of the TASC award received in Q2, FY11. As previously disclosed in our Fiscal Fourth Quarter earnings release of August 17, 2011, we increased the estimated value of awards we received during the first nine months of FY11 by $499 million due to the inclusion of previously unannounced awards. For comparative purposes, the estimated value of awards received in the first three quarters of FY11 was $1.65 billion, $512 million, and $471 million, respectively, on an adjusted basis, and $550 million in the last quarter of FY11, as reported.

  Contract funding orders in the second quarter were $605 million, an increase of 17 percent, compared with $515 million in the year earlier quarter. Funded backlog at December 31, 2011 was $2.19 billion compared with $2.18 billion a year earlier. Total backlog at December 31, 2011 was $8.0 billion compared with $7.45 billion at the end of the year earlier quarter.
  During the second quarter, we received contract awards with an estimated value of $962 million, an increase of 88 percent compared with $512 million in the year earlier quarter. Over 75 percent of these awards were for recompeted or extended business, indicative of our operational excellence and ability to retain our base of business. Second quarter awards included:
    A prime position on the U.S. Office of Personnel Management (OPM) $2.5 billion, four-year 10 month, indefinite delivery, indefinite quantity (IDIQ) contract to provide background investigation field services. The award extends our investigative support for OPM that began in 2004 and contributes $250 million in estimated value to our second quarter awards total reported above.
    Approximately $189 million in previously unannounced intelligence awards for both new and recompeted work.
    Approximately $175 million for a five-year contract to continue to provide our integrated security solutions consulting, training and related services in support of a major joint organization.
    A $39 million task order for the Defense Information System for Security to support the Defense Logistics Agency in developing a standards-based IT system to modernize and streamline the security clearance process. CACI will develop a Service Oriented Architecture-based solution that will increase the efficiency and timeliness of DoD’s security clearance process.
    A five-year, $37 million contract to provide technical support services that will help facilitate the continued development, testing and deployment of the U.S. Navy’s Enterprise Resource Planning Single Supply Solution program.
  Not included in the above estimated value of awards in the quarter is:
    A prime position on a five-year, multiple award, IDIQ contract with a $9.7 billion ceiling. This award is to provide translation and interpretation services for the U.S. Army’s Intelligence and Security Command (INSCOM).

Recent Strategic Mergers and Acquisitions

  On October 3, 2011, we completed the acquisition of Advanced Programs Group, LLC (APG), a leading provider of Oracle e-Business services in the federal market. APG capabilities include financial and asset management, procurement, and business solutions, that enhance productivity while saving costs. This acquisition significantly increases CACI's already strong capabilities in the government transformation market, expanding our customer presence in the federal civilian, defense, and intelligence communities.

Other Second Quarter Highlights

  The appointment of Dan Allen as President of U.S. Operations effective January 1, 2012. Mr. Allen succeeds Bill Fairl. Mr. Fairl has assumed the position of Chief Development Officer, where he is focusing on our mergers and acquisition activity and providing executive oversight, including customer interaction, for our major recompetes, and will be retiring on September 1, 2012.
  The appointment of Krisstie Kondrotis as Executive Vice President for Business Development. Ms. Kondrotis assumed overall responsibility for the strategic and tactical direction of our business development efforts to enhance our growth in our large addressable market of approximately $230 to $250 billion.
  The appointment of Dr. Lani Kass as Corporate Strategic Advisor and Senior Vice President. Dr. Kass, who previously served as Senior Policy Advisor to the Office of the Chairman of the Joint Chiefs of Staff, will provide advice to CACI’s senior management on opportunities for organic growth, support the development and evolution of our corporate strategy, and play a central role in planning our participation in the annual Asymmetric Threats symposia that we have co-sponsored since 2008.

Second Quarter Recognitions

  President and CEO Paul Cofoni was named Executive of the Year by the Greater Washington Government Contractor Awards for companies with annual revenue greater than $300 million. The award recognized his outstanding contributions to CACI, the community, and the government contracting industry.
  Executive Chairman Dr. J.P. (Jack) London was inducted into the Naval Postgraduate School Hall of Fame honoring his lifelong support for the nation and the school.
  CACI was ranked the 20th largest public company in The Washington Post’s Top 200 largest businesses in the national capital region.

Six Months Results

The following table summarizes GAAP results, including the effects of earn-out adjustments.

(in millions except per share data)	6 Months, FY12	6 Months, FY11	% Change
Revenue	$1,897.6	$1,701.2	11.5%
Operating income	$150.4	$111.5	34.8%
Net income attributable to CACI	$83.2	$61.9	34.4%
Diluted earnings per share	$2.91	$2.00	46.0%

Revenue grew 11.5 percent in the first half of FY12, with the strongest increases in our ISR and other intelligence related solutions. Operating income and net income increased in the first half of FY12 as a result of solid growth in both direct labor and other direct costs, ongoing cost control, product sales, and strong performance on a fixed price contract for which work is nearing completion. Revenue, operating income and net income attributable to CACI all reached record levels in the first half of FY12.

Pro Forma Six Months Results

As a result of the earn-out adjustment described on page one of this release, during the first half of FY12, liabilities decreased $0.6 million with a corresponding increase to operating income, due to reductions in the fair value of the earn-out liabilities, and during the first half of FY11, liabilities increased, and operating income decreased, by $0.9 million. To provide a comparison of our results excluding these earn-out adjustments, pro forma results for the first six months of FY12 and FY11 are shown below.

(in millions except per share data)	6 Months, FY12	6 Months, FY11	% Change
Revenue	$1,897.6	$1,701.2	11.5%
Pro forma operating income, a non-GAAP measure	$149.8	$112.4	33.2%
Pro forma net income attributable to CACI, a non-GAAP measure	$82.8	$62.4	32.7%
Pro forma diluted earnings per share, a non-GAAP measure	$2.90	$2.01	44.1%

Pro forma operating income increased 33.2 percent in the first six months of FY12 to $149.8 million for the reasons cited above. Pro forma net income attributable to CACI for the first half of FY12 was $82.8 million, or $2.90 diluted earnings per share, an increase of 32.7 percent over pro forma net income attributable to CACI of $62.4 million, or $2.01 pro forma diluted earnings per share, in FY11. Net cash provided by operations in the first six months of FY12 was $85.3 million, an increase of 24.6 percent over net cash provided by operations in the first six months of FY11 of $68.5 million. Revenue, pro forma operating income, pro forma net income attributable to CACI, and operating cash flow all reached record levels in the first half of FY12 (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

Additional Financial Metrics

(in millions except per share data)	6 Months, FY12	6 Months, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$178.4	$139.9	27.5%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$3.81	$2.85	33.4%

CACI Raises its FY12 Guidance

We are raising our FY12 guidance due to our strong second quarter performance and continued confidence in the remainder of our fiscal year. The table below summarizes the new guidance ranges for FY12 based on expected GAAP results:

(In millions except for earnings per share)	New FY 2012 Guidance	Previous FY 2012 Guidance
Revenue	$3,850 - $4,050	$3,850 - $4,050
Net income attributable to CACI	$162 - $168	$157 - $163
Effective corporate tax rate	39.8%	39.9%
Diluted earnings per share	$5.72 - $5.94	$5.55 - $5.80
Diluted weighted average shares	28.3	28.2

This guidance represents our views as of February 1, 2012. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, February 2, 2012 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 32989928. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, February 2, 2012, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 14,400 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Revenue	$973,243	$867,278	12.2%	$1,897,638	$1,701,249	11.5%
Costs of revenue
Direct costs	679,398	608,536	11.6%	1,314,329	1,198,006	9.7%
Indirect costs and selling expenses	204,541	185,247	10.4%	404,823	364,569	11.0%
Depreciation and amortization	14,598	14,060	3.8%	28,126	27,142	3.6%
Total costs of revenue	898,537	807,843	11.2%	1,747,278	1,589,717	9.9%
Operating income	74,706	59,435	25.7%	150,360	111,532	34.8%
Interest expense and other, net	6,538	5,991	9.1%	12,138	11,824	2.7%
Income before income taxes	68,168	53,444	27.6%	138,222	99,708	38.6%
Income taxes	26,888	19,945	34.8%	54,829	37,384	46.7%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	41,280	33,499	23.2%	83,393	62,324	33.8%
Noncontrolling interest in earnings of joint venture	(219)	(264)		(192)	(434)
Net income attributable to CACI	$41,061	$33,235	23.5%	$83,201	$61,890	34.4%

Basic earnings per share	$1.55	$1.10	41.5%	$3.01	$2.04	47.1%
Diluted earnings per share	$1.51	$1.08	40.0%	$2.91	$2.00	46.0%

Weighted average shares used in per share computations:
Basic	26,450	30,288		27,683	30,296
Diluted	27,270	30,906		28,556	31,004

Statement of Operations Data (Unaudited)
	Quarter Ended			Six Months Ended
	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Operating income margin	7.7%	6.8%		7.9%	6.5%
Tax rate	39.6%	37.5%		39.7%	37.7%
Net income margin	4.2%	3.8%		4.4%	3.6%

Pro forma EBITDA*	$89,482	$73,133	22.4%	$178,363	$139,870	27.5%
Pro forma EBITDA Margin	9.2%	8.4%		9.4%	8.2%

Pro forma adjusted net income attributable to CACI	$54,448	$45,886	18.7%	$108,668	$88,439	22.9%
Pro forma diluted adjusted earnings per share	$2.00	$1.48	34.5%	$3.81	$2.85	33.4%

*See Reconciliation of Net Income to Pro Forma Earnings before Interest, Taxes, Depreciation and Amortization and to Pro Forma Adjusted Net Income on page 12.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	12/31/2011	6/30/2011
ASSETS:
Current assets
Cash and cash equivalents	$24,045	$164,817
Accounts receivable, net	658,736	573,042
Prepaid expenses and other current assets	41,084	44,219
Total current assets	723,865	782,078

Goodwill and intangible assets, net	1,517,661	1,374,387
Property and equipment, net	64,718	62,755
Other long-term assets	106,893	100,911
Total assets	$2,413,137	$2,320,131

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	136,467	98,893
Accrued compensation and benefits	158,939	173,586
Other accrued expenses and current liabilities	143,140	157,242
Total current liabilities	446,046	437,221

Long-term debt, net of current portion	589,597	402,437
Other long-term liabilities	191,029	170,857
Total liabilities	1,226,672	1,010,515

Shareholders' equity	1,186,465	1,309,616
Total liabilities and shareholders' equity	$2,413,137	$2,320,131

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2011	12/31/2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$83,393	$62,324
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	28,126	27,142
Non-cash interest expense	5,910	5,522
Amortization of deferred financing costs	1,248	1,762
Stock-based compensation expense	7,243	8,413
Provision for deferred income taxes	14,162	7,084
Undistributed earnings of unconsolidated joint venture	(661)	(753)
Changes in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(69,232)	(17,458)
Prepaid expenses and other current assets	(1,385)	(8,962)
Accounts payable and accrued expenses	47,861	(3,651)
Accrued compensation and benefits	(24,263)	(13,430)
Income taxes receivable and payable	(10,091)	(8,584)
Other liabilities	3,030	9,108
Net cash provided by operating activities	85,341	68,517

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,138)	(5,767)
Purchases of businesses, net of cash acquired	(192,066)	(126,387)
Investment in unconsolidated joint venture, net	-	(4,265)
Other	(765)	1,019
Net cash used in investing activities	(199,969)	(135,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facilities	180,001	(134,666)
Proceeds from employee stock purchase plans	2,205	2,393
Proceeds from exercise of stock options	2,700	10,275
Repurchases of common stock	(209,680)	(20,016)
Other	(695)	456
Net cash used in financing activities	(25,469)	(141,558)
Effect of exchange rate changes on cash and cash equivalents	(675)	569
Net decrease in cash and cash equivalents	(140,772)	(207,872)
Cash and cash equivalents, beginning of period	164,817	254,543
Cash and cash equivalents, end of period	$24,045	$46,671

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Department of Defense	$768,667	79.0%	$686,706	79.2%		$81,961	11.9%
Federal Civilian Agencies	159,132	16.3%	133,353	15.4%		25,779	19.3%
Commercial	41,723	4.3%	43,384	5.0%		(1,661)	-3.8%
State and Local Governments	3,721	0.4%	3,835	0.4%		(114)	-3.0%
Total	$973,243	100.0%	$867,278	100.0%		$105,965	12.2%

	Six Months Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Department of Defense	$1,501,934	79.2%	$1,343,231	78.9%		$158,703	11.8%
Federal Civilian Agencies	293,141	15.4%	269,902	15.9%		23,239	8.6%
Commercial	94,705	5.0%	81,262	4.8%		13,443	16.5%
State and Local Governments	7,858	0.4%	6,854	0.4%		1,004	14.6%
Total	$1,897,638	100.0%	$1,701,249	100.0%		$196,389	11.5%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Time and materials	$283,891	29.2%	$356,143	41.1%		$(72,252)	-20.3%
Cost reimbursable	433,341	44.5%	287,230	33.1%		146,111	50.9%
Fixed price	256,011	26.3%	223,905	25.8%		32,106	14.3%
Total	$973,243	100.0%	$867,278	100.0%		$105,965	12.2%

	Six Months Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Time and materials	$576,494	30.4%	$736,492	43.3%		$(159,998)	-21.7%
Cost reimbursable	807,954	42.6%	551,003	32.4%		256,951	46.6%
Fixed price	513,190	27.0%	413,754	24.3%		99,436	24.0%
Total	$1,897,638	100.0%	$1,701,249	100.0%		$196,389	11.5%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Prime	$865,332	88.9%	$753,006	86.8%		$112,326	14.9%
Subcontractor	107,911	11.1%	114,272	13.2%		(6,361)	-5.6%
Total	$973,243	100.0%	$867,278	100.0%		$105,965	12.2%

	Six Months Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Prime	$1,676,565	88.4%	$1,464,089	86.1%		$212,476	14.5%
Subcontractor	221,073	11.6%	237,160	13.9%		(16,087)	-6.8%
Total	$1,897,638	100.0%	$1,701,249	100.0%		$196,389	11.5%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2011	12/31/2010	$	Change	% Change
Contract Funding Orders	$604,671	$514,990		$89,681	17.4%
	Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	$	Change	% Change
Contract Funding Orders	$2,208,600	$1,972,285		$236,315	12.0%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Direct labor	$236,851	34.9%	$211,814	34.8%		$25,037	11.8%
Other direct costs	442,547	65.1%	396,722	65.2%		45,825	11.6%
Total direct costs	$679,398	100.0%	$608,536	100.0%		$70,862	11.6%

	Six Months Ended
(dollars in thousands)	12/31/2011		12/31/2010		$	Change	% Change
Direct labor	$473,616	36.0%	$422,892	35.3%		$50,724	12.0%
Other direct costs	840,713	64.0%	775,114	64.7%		65,599	8.5%
Total direct costs	$1,314,329	100.0%	$1,198,006	100.0%		$116,323	9.7%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Revenue, as reported	$973,243	$867,278	12.2%	$3,774,169	$3,334,135	13.2%
Less:
Acquired revenue	29,019			84,392
Organic revenue	$944,224	$867,278	8.9%	$3,689,777	$3,334,135	10.7%

Selected Financial Data (Continued)
Reconciliation of Net Income to Pro Forma Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Pro Forma Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income attributable to CACI and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income attributable to CACI is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting EBITDA, EBITDA margin, Adjusted Net Income Attributable to CACI and Diluted Adjusted Earnings Per Share on a pro forma basis, to remove the impact of the earn-out adjustments described on page 1 of this release, as we believe these pro forma measures are a better indicator of our ongoing, recurring operations. Pro forma EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization, and less the earn-out adjustment described on page 1. Pro forma EBITDA margin is pro forma EBITDA divided by revenue. Pro forma Adjusted Net Income attributable to CACI is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the earn-out adjustment described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Pro forma Diluted Adjusted Earnings Per Share is Pro forma Adjusted Net Income attributable to CACI divided by diluted weighted-average shares, as reported. Pro forma EBITDA and Pro forma Adjusted Net Income attributable to CACI as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Net income attributable to CACI, as reported	$41,061	$33,235	23.5%	$83,201	$61,890	34.4%

Income taxes	26,888	19,945	34.8%	54,829	37,384	46.7%
Interest income and expense, net	6,935	6,430	7.9%	12,799	12,577	1.8%
Depreciation and amortization	14,598	14,060	3.8%	28,126	27,142	3.6%
Earn-out adjustment	-	(537)		(592)	877
Pro forma EBITDA	$89,482	$73,133	22.4%	$178,363	$139,870	27.5%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Revenue, as reported	$973,243	$867,278	12.2%	$1,897,638	$1,701,249	11.5%
Pro forma EBITDA	$89,482	$73,133	22.4%	$178,363	$139,870	27.5%
Pro forma EBITDA margin	9.2%	8.4%		9.4%	8.2%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Net income attributable to CACI, as reported	$41,061	$33,235	23.5%	$83,201	$61,890	34.4%

Stock-based compensation	4,031	3,507	14.9%	7,243	8,413	-13.9%
Depreciation and amortization	14,598	14,060	3.8%	28,126	27,142	3.6%
Amortization of financing costs	439	1,022	-57.0%	1,248	1,762	-29.2%
Non-cash interest expense	2,976	2,780	7.1%	5,910	5,522	7.0%
Earn-out adjustment	-	(537)		(592)	877
Related tax effect	(8,657)	(8,181)	5.8%	(16,468)	(17,167)	-4.1%
Pro forma adjusted net income attributable to CACI	$54,448	$45,886	18.7%	$108,668	$88,439	22.9%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Diluted weighted average shares, as reported	27,270	30,906		28,556	31,004
Diluted earnings per share, as reported	$1.51	$1.08	40.0%	$2.91	$2.00	46.0%
Pro forma diluted adjusted earnings per share	$2.00	$1.48	34.5%	$3.81	$2.85	33.4%

Selected Financial Data (Continued)

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share
to Pro Forma Amounts
(Unaudited)

As described on page 1, the Company is presenting pro forma Operating Income, Net Income attributable to CACI, and Diluted Earnings per Share to present results excluding the impact of earn-out adjustments. For periods in which the earn-out adjustment resulted in income statement recognition, the adjustment was recorded within indirect costs and selling expenses. The Company believes that presenting the key measures of Operating Income, Net Income attributable to CACI, and Diluted Earnings per Share without the impact of these adjustments to indirect costs and selling expenses provides readers a better indicator of our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Operating income, as reported	$74,706	$59,435	25.7%	$150,360	$111,532	34.8%
Earn-out adjustment	-	(537)		(592)	877
Pro forma operating income	$74,706	$58,898	26.8%	$149,768	$112,409	33.2%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Net income attributable to CACI, as reported	$41,061	$33,235	23.5%	$83,201	$61,890	34.4%
Earn-out adjustment	-	(537)		(592)	877
Related tax effect*	-	211		234	(344)
Pro forma net income attributable to CACI	$41,061	$32,909	24.8%	$82,843	$62,423	32.7%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Diluted weighted average shares, as reported	27,270	30,906		28,556	31,004
Diluted earnings per share, as reported	$1.51	$1.08	40.0%	$2.91	$2.00	46.0%
Pro forma diluted earnings per share	$1.51	$1.06	41.4%	$2.90	$2.01	44.1%

* Computed using an assumed marginal tax rate of 39.3 percent.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com